UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 29, 2004

SBA Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-30110	65-0716501
(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 995-7670

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition and Item 7.01 Regulation FD Disclosure

SBA Communications Corporation is restating its financial statements for fiscal years 2003 and 2002 to reflect: (1) the reclassification of 14 towers previously classified as discontinued operations into continuing operations; and (2) the discontinued operations treatment of its site development services business in the West (collectively, the “Reclassifications”).

Selected historical financial information for fiscal years 1999, 2000, 2001, 2002 and 2003 and supplemental disclosure to Management’s Discussion and Analysis of Financial Condition and Results of Operations for fiscal years 2003 and 2002 regarding the Reclassifications are attached as Exhibit 99.1. Restated audited consolidated financial statements for the years ended December 31, 2003 and 2002 are attached as Exhibit 99.2.

On November 29, 2004, SBA Communications Corporation released the following information: for the 2005 fiscal year, it expects to incur capital expenditures of approximately $15.0 million to $25.0 million in connection with 1) its plans to build 50 to 100 new towers, 2) maintenance capital expenditures on its towers, 3) tower upgrades and other capital improvements and 4) general corporate expenditures. The exact amount of our future capital expenditures will depend on a number of factors including any earn-outs that may become due, any acquisitions that we may consummate, and other factors that may increase the amounts necessary to support our tower portfolio.

SBA Communications Corporation intends for the information provided pursuant to this Item 2.02 and Item 7.01 to be deemed filed and incorporated by reference into its filings.

Item 9.01 Financial Statements and Exhibits

c) Exhibits

99.1	Selected Historical Financial Information.

99.2	Restated Audited Consolidated Financial Statements for the years ended December 31, 2003 and 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 29, 2004	SBA COMMUNICATIONS CORPORATION

/s/ Anthony J. Macaione
Anthony J. Macaione
Chief Financial Officer